EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Investors Contact:
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS REPORTS FINANCIAL RESULTS FOR FULL YEAR 2009

•	2009 record revenues of $234.8 million
•	2009 net income of $31.1 million, or $1.02 per share, representing eighth consecutive year of profitability
•	2009 cash and accounts receivable balance of $157.8 million, including $102.9 million of cash and $54.9 million of accounts receivable
•	2010 forecast anticipates total revenues of $235 to $255 million and net income of $20 to $30 million

ROCKVILLE, MD, March 4, 2010—Emergent BioSolutions Inc. (NYSE: EBS) announced today its financial results for the full year ended December 31, 2009.

For the full year 2009, total revenues were $234.8 million as compared to $178.6 million in 2008, and net income was $31.1 million, or $1.02 per share, as compared to $20.7 million, or $0.69 per share, in 2008.  The 2009 performance was primarily driven by sales of BioThrax® (Anthrax Vaccine Adsorbed), the company’s FDA licensed vaccine for the prevention of anthrax disease, including $34.0 million related to the approval of four-year expiry dating for BioThrax®.

For the fourth quarter 2009, total revenues were $53.8 million as compared to $35.8 million in 2008, and net income was $4.2 million, or $0.14 per share, as compared to net income of $1.5 million, or $0.05 per share in 2008.

R. Don Elsey, chief financial officer of Emergent BioSolutions, stated, “Our 2009 financial performance reflects our continued success in growing revenue from the sale of BioThrax® under multi-year procurement contracts with the US government while managing our expenditures.  We expect to continue these trends in the current year, as evidenced by our forecast for 2010 of total revenues of $235 to $255 million and net income of $20 to $30 million.”

2009 Key Operational Accomplishments

•	Received FDA approval extending shelf life of BioThrax® to 4 years, triggering a $34.0 million payment from HHS;
•
Received FDA approval to amend the BioThrax® license, providing for an intramuscular route of administration and a reduction in the dosing schedule to five doses over 18 months—an initiative supported and funded by the U.S. Centers for Disease Control and Prevention (CDC);

•	Received market authorization for BioThrax® in India;
•	Commenced what we expect will be the only clinical trial of the company’s polyclonal anthrax immune globulin (AIG) candidate for treating anthrax disease;
•	Obtained Fast Track designation and Orphan Drug status from FDA and Orphan Drug status from EMEA for the company’s AIG candidate;
•	Secured a NIAID grant to fund development of a third-generation anthrax vaccine candidate, valued at $4.9 million over a two-year period;
•	Initiated a Phase IIb field efficacy trial in South Africa for the Company’s advanced TB vaccine candidate, largely funded by The Aeras Global TB Vaccine Foundation and the Wellcome Trust;
•	Completed a Phase IIb clinical trial of TyphellaTM which demonstrated safety and immunogenicity of this typhoid vaccine product candidate in healthy subject in the U.S.;
•
Purchased a 56,000 square foot manufacturing facility in Baltimore, MD., which houses five independent manufacturing suites flexibly designed to support the production of both clinical and commercial materials for the Company’s growing product pipeline, for a total purchase price of $8.2 million;

•	Purchased a 48,000 square foot product development facility in Gaithersburg, MD., that the Company previously leased, for a total purchase price of $6.4 million;
•	Resumed scale-up of BioThrax® in the Company’s large-scale manufacturing facility (Building 55) in Lansing, MI.; and
•	Submitted a proposal to HHS, in response to a request, for funding the completion of the manufacturing scale-up of BioThrax® in Building 55.

2009 Key Financial Results

Product Sales
For 2009, product sales were $217.2 million, an increase of $48.0 million, or 28 percent, from $169.1 million in 2008, primarily due to payments from HHS of approximately $34.0 million related to the approval of four-year expiry dating for BioThrax®, obtained in June 2009, coupled with an 8 percent increase in doses sold in 2009.  Product sales revenues in 2009 consisted of BioThrax® sales to HHS of $216.4 million and aggregate international and other sales of $0.7 million.

Contracts and Grants Revenues
For 2009, contracts and grants revenue was $17.6 million, an increase of $8.2 million, or 87 percent, from $9.4 million in 2008.  Contracts and grants revenue for 2009 primarily consisted of development contract revenue from NIAID and BARDA.

Cost of Product Sales
For 2009, cost of product sales was $46.3 million, an increase of $12.2 million, or 36 percent, from $34.1 million in 2008.  This increase was attributable to the 8 percent increase in BioThrax® doses sold and an increase in the average cost per dose sold associated with reduced production yield in the period during which the doses sold were produced.

Research and Development
For 2009, research and development expenses were $74.6 million, an increase of $15.1 million, or 25 percent, from $59.5 million in 2008.  This increase reflects higher contract service costs, and includes increased expenses of $16.6 million on product candidates in our biodefense programs, primarily BioThrax® extensions and enhancements and our other anthrax-related product candidates, decreased expenses of $7.1 million related to our commercial product candidates, and increased expenses of $5.7 million in other research and development, which are in support of technology platforms and central R&D activities.

Selling, General and Administrative
For 2009, selling, general and administrative expenses were $73.8 million, an increase of $18.7 million, or 34 percent, from $55.1 million in 2008.  This increase includes approximately $5.0 million in increased litigation services and other professional services, a $7.3 million non-cash charge associated with our Frederick, Maryland facilities, and a $1.4 million non-cash charge associated with acquisitions that were in progress but not completed as of December 31, 2008, as well as increased personnel costs related to the growth of the Company.

Financial Condition and Liquidity
Cash and cash equivalents at December 31, 2009 was $102.9 million compared to $91.5 million at December 31, 2008.  Additionally, at December 31, 2009, the accounts receivable balance was $54.9 million, which is comprised primarily of an unpaid balance consists primarily of amounts due related to shipments of BioThrax® received and accepted by the US government in the fourth quarter of 2009.

2010 Forecast
For 2010, the Company is reaffirming its financial forecast of total revenues of $235 to $255 million and net income of $20 to $30 million.

2010 total revenue is expected to be driven by, among other things:
•	the continuation of deliveries of BioThrax® under the current multi-year procurement contract with CDC;
•
an increase in the performance of work under development contracts with the U.S. government with respect to the Company’s BioThrax® related programs, anthrax immune globulin therapeutic candidate, and anthrax monoclonal antibody candidate;

•	additional sales of BioThrax® to allied foreign governments; and
•	work performed under an expected development contract with the U.S. government related to the Company’s rPA vaccine candidate.

Conference Call and Webcast
Company management will host a conference call at 5:00 pm Eastern on March 4, 2010 to discuss the financial results for the full twelve months of 2009, recent business developments and the forecast for 2010.  The conference call will be accessible by dialing 888/680-0893 or 617/213-4859 (international) and providing passcode 15824424.  A webcast of the conference call will be accessible from the Company’s website at www.emergentbiosolutions.com, under “Investors”.

A replay of the conference call will be accessible, approximately one hour following the conclusion of the call, by dialing 888/286-8010 or 617/801-6888 and using the passcode 94837956.  The replay will be available through March 18.  The webcast will be archived on the Company’s website, www.emergentbiosolutions.com, under “Investors”.

About Emergent BioSolutions Inc.
Emergent BioSolutions Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of vaccines and therapeutics that assist the body’s immune system to prevent or treat disease.  Emergent’s marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax infection.  Emergent’s product pipeline targets infectious diseases and includes programs focused on anthrax, tuberculosis, typhoid, flu and chlamydia.  Additional information may be found at www.emergentbiosolutions.com.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including any potential future securities offering, our expected revenue growth and net earnings for 2010, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including appropriations for BioThrax® procurement; our ability to obtain new BioThrax® sales contracts; our plans to pursue label expansions and improvements for BioThrax®; our ability to win a development award with the U.S. government for our recombinant protective antigen anthrax vaccine candidate; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; the success of our ongoing and planned development programs, preclinical studies and clinical trials; our ability to identify and acquire or in license products and product candidates that satisfy our selection criteria; the potential benefits of our existing collaboration agreements and our ability to enter into selective additional collaboration arrangements; the timing of and our ability to obtain and maintain regulatory approvals for our other product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Financial Statements Follow

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008
	(Unaudited)	
Revenues:		
Product sales	$ 47,160	$ 29,816
Contracts and grants	6,644	5,934
Total revenues	53,804	35,750
Operating expense:		
Cost of product sales	11,782	6,870
Research and development	19,226	14,162
Selling, general and administrative	18,671	13,864
Income from operations	**4,125**	**854**
Other income (expense):		
Interest income	387	401
Interest expense	7	(43)
Other income (expense), net	(22)	(47)
Total other income (expense)	372	311
Income before provision for income taxes	4,497	1,165
Provision for income taxes	836	4
Net income	**3,661**	**1,161**
Net loss attributable to noncontrolling interest	573	296
Net income attributable to Emergent BioSolutions Inc.	**$ 4,234**	**$ 1,457**
Earnings per share -- basic	**$ 0.14**	**$ 0.05**
Earnings per share -- diluted	**$ 0.13**	**$ 0.05**
Weighted-average number of shares -- basic	30,808	30,006
Weighted-average number of shares -- diluted	31,555	31,375